UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Republic First Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

March 27, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Republic First Bancorp, Inc., or the “Company,” to be held on Tuesday, May 1, 2012 at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102.

At the annual meeting, shareholders will be asked to consider and vote upon the election of two Class II Directors to the Company’s board of directors to serve until the 2015 annual meeting of shareholders and until their successors are elected and qualified, ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and any such other matters as may properly come before the meeting.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. You may also vote by telephone or internet with the provided instructions.  This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Enclosed with your proxy materials is a copy of our 2011 Annual Report to Shareholders.

We look forward to seeing you at the meeting.

Very truly yours,
Harry D. Madonna
Chairman of the Board
 and Chief Executive Officer

REPUBLIC FIRST BANCORP, INC.
Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 1, 2012

NOTICE IS HEREBY GIVEN THAT the 2012 Annual Meeting of Shareholders of Republic First Bancorp, Inc. (the “Company”) will be held on Tuesday, May 1, 2011 at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 to consider and act upon:

•	Election of two (2) Class II Directors of the Company, to serve until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified,

•	Ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and

•	Such other business as may properly come before the annual meeting.

Only shareholders of record of the Company at the close of business on March 21, 2012, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting.  Whether or not you plan to attend the annual meeting, please complete and sign the enclosed proxy card and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or internet.

If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in this Notice of annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting to be held on May 1, 2012

Our proxy statement, 2011 annual report to shareholders, and proxy card are available on http://www.cfpproxy.com/5412.  If you would like to receive proxy materials related to this or any future shareholders meetings, or any of the Company’s filings with the Securities and Exchange Commission or press releases, please email your request to llewis@myrepublicbank.com or call us at (215) 735-4422, ext. 5332.

By Order of the Board of Directors
Corporate Secretary

March 27, 2012

IT IS IMPORTANT THAT YOU VOTE PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR VOTE BY TELEPHONE OR BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REPUBLIC FIRST BANCORP, INC.
Two Liberty Place, 50 S. 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 1, 2012

This proxy statement is being furnished to shareholders of Republic First Bancorp, Inc., referred to as “we”, “our”, “us”, or the “Company”, in connection with the solicitation by the board of directors of the Company of proxies to be voted at the annual meeting of shareholders to be held at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 on Tuesday, May 1, 2012, or such later date to which the annual meeting may be adjourned or postponed.

At the annual meeting, you will be asked to consider and vote upon the following matters:

•	Election of two (2) Class II Directors of the Company, to serve until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified,

•	Ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and

•	Such other business as may properly come before the annual meeting.

Information regarding the election of directors and other proposals is included in this proxy statement.  Shareholders should carefully read this proxy statement.

The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Company is on or about April 2, 2012.

- i -

TABLE OF CONTENTS

INFORMATION ABOUT VOTING	- 1 -

PROPOSAL 1 ELECTION OF DIRECTORS	- 4 -

BOARD OF DIRECTORS AND COMMITTEES	- 7 -

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	- 13 -

EXECUTIVE OFFICERS AND COMPENSATION	- 15 -

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	- 29 -

CODE OF ETHICS	- 29 -

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	- 30 -

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	- 31 -

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	- 31 -

OTHER MATTERS	- 32 -

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2013 ANNUAL MEETING	- 32 -

REPORTS AND OTHER DOCUMENTS	- 33 -

- ii -

INFORMATION ABOUT VOTING

How are proxies being solicited?

This proxy solicitation is being made by and at the direction of the board of directors of the Company, and the Company will pay all expenses relating to the solicitation.  In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Company and the Bank, who will not be compensated for such solicitation activities.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse those persons for their reasonable expenses.

What is on the agenda for the annual meeting?

The agenda for the annual meeting includes the election of two Class II Directors to the Company’s board of directors to serve until the 2015 annual meeting of shareholders and until their successors are elected and qualified, ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and such other matters as may properly come before the annual meeting.  We are not aware of any such other matters that may properly come before the annual meeting at the present time.

Who can vote?

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 21, 2012 (the “Record Date”) will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.  Each share of common stock you own as of the record date entitles you to one vote for each director to be elected in the election of directors and one vote on any other matter as may properly come before the annual meeting.  As of March 21, 2012, there were 25,972,897 shares of common stock outstanding and entitled to vote.

How do I vote if shares are held directly in my name?

If you hold your shares in certificate form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:

•	Voting By Mail: If you choose to vote by mail, complete the enclosed proxy, date and sign it, and return it in the postage-paid envelope provided.

•	Voting By Telephone: If you choose to vote by telephone, call toll-free (866) 273-7490. Please note telephone votes must be cast prior to 3:00 a.m., EDT, May 1, 2012.

•	Voting By Internet: If you choose to vote by internet, log onto https://www.rtcoproxy.com/frbk. Please note internet votes must be cast prior to 3:00 a.m., EDT, May 1, 2012.

•
In Person:  If you choose to vote in person, come to the annual meeting and cast your vote.  If you attend the annual meeting, you may vote your shares in person even if you have previously submitted a proxy.

If you hold your shares in street name or through a bank, brokerage firm or other nominee, see “How do I vote if shares are held in street name or through a bank, brokerage firm or other nominee?” for instruction on how to vote your shares.

How do I vote if shares are held in street name or through a bank, brokerage firm or other nominee?

If you hold your shares in street name or through a bank, brokerage firm or other nominee, you will need to vote your shares by providing voting instructions to your bank, brokerage firm or other nominee, in accordance with the voting instruction form provided to you by your bank, brokerage firm or other nominee, or by obtaining a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote those shares at the annual meeting.  Only with a legal proxy from your bank, brokerage firm or other nominee can you cast your vote in person at the annual meeting.

How will my proxy be voted?

If you submit a signed proxy card or submit your proxy by telephone or the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of common stock FOR the election of each of the board’s director nominees named in this proxy statement and FOR the ratification of the appointment of ParenteBeard LLC as independent registered public accounting firm for the fiscal year ending December 31, 2012.  With respect to any other matter that properly comes before the annual meeting, the persons named in the enclosed proxy will vote your shares of common stock in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.  If you hold your shares of the Company’s common stock in “street name” (that is, through a broker or other nominee) and fail to instruct your broker or nominee as to how to vote your shares of common stock on the election of directors, your broker or nominee cannot vote your shares in the election of directors. If you hold your shares in “street name” and fail to instruct your broker or nominee as to how to vote your shares of common stock on the ratification of the appointment of ParenteBeard LLC as independent registered public accounting firm for the fiscal year ending December 31, 2012, your broker or other nominee has discretionary voting authority to vote your shares on such proposal.

What is a broker non-vote?

A broker non-vote occurs when a bank or brokerage firm holding shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the annual meeting and the bank or brokerage firm is not permitted to vote those undirected shares on specified matters under applicable stock exchange rules.  Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters (so-called “broker non-votes”).  Broker non-votes are not considered to be votes cast and, therefore, generally have no effect on the outcome of elections of directors or other matters submitted to the shareholders and subject to approval based on votes cast.

Can I revoke my proxy or change my vote after submitting my proxy?

Proxies may be revoked at any time prior to being voted at the annual meeting.  You may revoke a proxy before its exercise by filing written notice of revocation with our Secretary before the annual meeting. After voting, you may change your vote one or more times by completing and returning a new proxy to our Secretary, by voting again by internet or telephone as described in this proxy statement, or by voting in person at the annual meeting.  You may request a new proxy card from our Secretary.  The last vote received chronologically will supersede any prior votes. The deadline for registered shareholders to change their vote by internet or telephone is 3:00 a.m., EDT, on May 1, 2012.  All requests and correspondence with our Secretary should be mailed to Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102, Attention: Kemma Brown, Secretary.

What constitutes a quorum at the annual meeting?

We need a quorum of shareholders to hold a valid annual meeting.  A quorum will be present if at least a majority of the outstanding shares of common stock are represented in person or by proxy at the annual meeting.  Abstentions and broker non-votes are counted as present for the purpose of establishing a quorum.  If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors.  If the annual meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned annual meeting, even though they do not constitute a quorum as described above at the adjourned meeting, will constitute a quorum for the purpose of acting on any matter described in the Notice of annual meeting.

How can I obtain directions to attend the annual meeting and vote in person?

The annual meeting will be held at The Union League of Philadelphia which is located at 140 South Broad Street, Philadelphia, PA, 19102. You may obtain directions to The Union League by contacting their office during regular business hours at (215) 563-6500 or by accessing the Union League’s website at http://www.unionleague.org and clicking on the “Directions and Parking” link at the bottom of the webpage. The information on this website is not incorporated into this proxy statement and is an inactive textual reference only.

How many votes are required for the election of directors?

Directors are elected by a plurality vote of shares of common stock cast in person or by proxy at the annual meeting, provided a quorum is present.  A “plurality” means that the individuals who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the annual meeting.  Because the election of directors is based on a plurality of the votes cast, abstentions and broker non-votes have no effect on the outcome of the vote.  Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the result.  Shareholders are not entitled to cumulative voting in the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

How many votes are required for the ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012?

The proposal to ratify the appointment of ParenteBeard LLC as the Company’s independent registered public accounting for the fiscal year ending December 31, 2012 will be approved if a majority of the votes represented in person or proxy at the annual meeting and entitled to vote are voted FOR the proposal.  Abstentions, but not broker non-votes, will have the same legal effect as votes against the proposal.

How many votes are required for any other proposals that may properly come before the annual meeting?

Generally, any other proposals that may properly come before the annual meeting will be approved if a majority of the votes at the annual meeting and entitled to vote thereon are voted in favor of the action, unless otherwise provided by express provision of law or by our articles of incorporation or our bylaws. Abstentions, but not broker non-votes, will have the same legal effect as votes against any other proposal. Broker non-votes will not count as votes against any proposal at the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s by-laws provide that the board may consist of not less than five directors and not more than 25 directors, classified into three classes, as nearly equal in number as possible, with the specific number of directors fixed from time to time by resolution of the board.  The members of one class of directors are elected at each annual meeting and each class of directors serves for approximately three years.  The classes of directors have been designated as “Class I,” “Class II” and “Class III.”

The board has fixed the number of directors at seven.  Currently, the Class I Directors are Harry D. Madonna and Brian P. Tierney; the Class II Directors are Robert J. Coleman and Harris Wildstein, Esq.; and the Class III Directors are Barry L. Spevak and Theodore J. Flocco, Jr.  During 2011, and until February 21, 2012, the board was comprised of seven directors.  On February 21, 2012, however, Neil I. Rodin, a member of the board and an independent director, resigned as a director of the Company.  The board is seeking to fill the vacancy created by Mr. Rodin’s resignation with an individual the board believes is qualified to fill such role.

The incumbent Class I Directors will continue in office until the Company’s 2014 Annual Meeting of Shareholders and the incumbent Class III Directors will continue in office until the Company’s 2013 Annual Meeting of Shareholders.  All directors will hold office until the annual meeting of shareholders at which their terms expire and until the elections and qualifications of their successors.

Upon the recommendation of the nominating and governance committee of our board of directors, our board has nominated Robert J. Coleman and Harris Wildstein, Esq. for reelection as Class II Directors to serve until the Company’s 2015 annual meeting of shareholders and thereafter until their successors are elected and qualified.  All of the director nominees have agreed to stand for election.  In the event, however, that, for any reason, one or more director nominees becomes unavailable for election or service as director, the board may designate a substitute nominee or nominees to replace him or them and the persons designated in the enclosed proxy will vote for the election of such other person or persons as the board may recommend.

The specific backgrounds and qualifications of our current directors and director nominees are reflected in each person’s biography below.

Director Nominees

The following individuals have been nominated for election to the board as Class II Directors, to serve until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified.

Robert J. Coleman, age 75, has been a director of the Company and the Bank since April 2003.  Prior to his retirement in December 2009, Mr. Coleman had been the chairman and chief executive officer of Marshall, Dennehey, Warner, Coleman & Goggin, a defense litigation law firm, since 1974.  Mr. Coleman’s background as an attorney offers the board valuable experience in legal matters (although he does not render the Company legal advice) and general business knowledge.

Harris Wildstein, Esq., age 66, has been a director of the Company and the Bank since 1988.  Mr. Wildstein has also been a director of First Bank of Delaware since 1999.  Since September 2004, Mr. Wildstein has been an owner and officer of Lifeline Funding, LLC, a pre-settlement funding organization.  He has been the Vice President of R&S Imports, Ltd., an automobile dealership, since 1977, and president of HVW, Inc., an automobile dealership, since 1982.  Mr. Wildstein’s background in owning and managing multiple businesses has made him sophisticated in the analysis of financial matters and offers the board insight into understanding the many customers that the Bank serves today.  Mr. Wildstein also provides the board with valuable leadership and management perspectives and business acumen.

Continuing Directors

Each of the following individuals is an incumbent director who will continue to serve as a director of the Company until the end of his respective term or until a successor is elected and qualified.

Class I Directors

Harry D. Madonna, age 69, has been chairman, president and chief executive officer of the Company since 1988.  Mr. Madonna has also served as the chairman and chief executive officer of the Bank since 1988 and served as the Bank’s president from 1998 until May 2010.  Mr. Madonna also has served as executive chairman of First Bank of Delaware since 1999 and served as its chief executive officer from January 2002 until July 2008.  Mr. Madonna was counsel to Spector Gadon & Rosen, PC, a general practice law firm located in Philadelphia, Pennsylvania from January 1, 2002 until June 30, 2005 and prior to that, was a partner of Blank Rome LLP, a law firm located in Philadelphia, Pennsylvania from 1980 until December 2001.  Mr. Madonna’s background as an attorney and years of experience with the Bank provides him with the skills to lead the board and the Company.  Mr. Madonna’s position within the Company and the Bank also provides him with intimate knowledge of our business, results of operations and financial condition.  Further, as the chief executive officer and chairman, Mr. Madonna acts as the liaison between the directors and management, and assists the board in its oversight of the Company.

Brian P. Tierney, 55, has been a director of the Company and the Bank since April 2011.  He has also served as president and chief executive officer of Real Time Media, an interactive marketing services agency since November 2010. He was publisher of the Philadelphia Inquirer and Daily News and chief executive officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy code and emerged from bankruptcy in October 2010. He previously served as chairman and chief executive officer of Tierney Holdings LLC, a private investment firm. From June 2004 to March 2005, he was vice chairman of Advanta Corp. Prior to that, he was the founding partner of T2 Group, a public relations firm, from November 2003 until it was sold to Advanta Corp. Mr. Tierney serves on a variety of civic, educational and charitable boards of directors, including the board of directors of Nutrisystem, Inc. Mr. Tierney has a strong corporate leadership background, having served as chief executive officer and having held additional management positions at several companies.  His service as a member of another public company board and other boards of directors also provides insight on corporate governance issues.

Class III Directors

Theodore J. Flocco, Jr., C.P.A., age 67, has been a director of the Company and the Bank since June 2008.  Before his retirement from Ernst & Young LLP, Mr. Flocco was a general audit partner and advised many of the largest SEC regulated clients of the Philadelphia office for more than 35 years, including several regional and local banks. In June 2008, Mr. Flocco, Vernon W. Hill, II, founder and chairman (retired) of Commerce Bancorp, Inc., and three other investors, including Mr. Madonna’s family trust, invested in a private placement of $10.8 million of convertible trust preferred securities sponsored by the Company.  Simultaneously with those investments, the Company entered into a consulting agreement with Mr. Hill which, among other things, provides Mr Hill the right to designate one individual to the board of directors of the Company and the Bank, and for the nomination and recommendation of his designee in elections of directors by the Company’s shareholders, in each case subject to the Company’s articles of incorporation and bylaws, and any applicable director qualification standards.  On June 17, 2008, Mr. Flocco, as Mr. Hill’s designee, was appointed to the board as a Class III Director. He has subsequently been elected by the Company’s shareholders at the 2010 annual meeting of shareholders.  Mr. Flocco has experience in the banking, mutual fund, real estate and manufacturing and distribution industries. His responsibilities at Ernst & Young LLP included consulting with senior executives and directors of companies on accounting and strategic business issues, mergers and acquisitions, public offerings and SEC registrations. He has extensive experience in the public offering market through his involvement in more than 100 public equity and debt offerings. Mr. Flocco’s experience in public accounting and SEC matters provides the board with depth in matters related to accounting, SEC financial reporting and shareholder communication and also qualifies him as a financial expert to serve on the board’s audit committee.

Barry L. Spevak, age 51, has been a director of the Company and the Bank since April 2004.  He has also been a partner with Downey, Spevak and Associates, Ltd., a certified public accounting firm, since 1991 and has previously served as the treasurer of the Recording for the Blind and Dyslexic.  Mr. Spevak’s experience as a certified public accountant qualifies him as a financial expert and his financial accounting background provides the board with an understanding of financial statements, accounting and operational and financial controls. He also provides the Company with general business knowledge.

As noted above, Messrs. Madonna and Wildstein are members of First Bank of Delaware’s board of directors and Mr. Tierney is a member of Nutrisystem, Inc.’s board of directors.  First Bank of Delaware and Nutrisystem, Inc. are public companies.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF OUR NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY TO SERVE UNTIL THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

The Company’s common stock is listed on the NASDAQ Global Market and the Company’s board of directors has determined the independence of the members of its board and committees under the NASDAQ listing standards.  The Company’s board of directors determined that under NASDAQ independence standards Messrs. Coleman, Flocco, Spevak, Tierney and Wildstein, constituting a majority of the members of the Company’s board of directors, are independent, and that all of the members of the audit, nominating and governance and compensation committees are independent.  Mr. Rodin, who was a member of the board of directors until his resignation earlier this year, was also independent. The Company’s only director who was determined to not be independent was Mr. Madonna.  In determining the independence of Mr. Flocco, the board considered the consulting arrangement Mr. Flocco had with the Company prior to 2011 pursuant to which Mr. Flocco earned $32,500 during 2008 and $14,200 during 2009.

The board does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board.  Accordingly, the board periodically reviews its leadership structure.  Currently, the board believes that the Company’s president and chief executive officer is best situated to serve as chairman of the board.  We believe this board leadership structure is appropriate for our Company, in that the combined role of president and chairman of the board and chief executive officer promotes unified leadership and direction for our Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan. The board believes that the Company’s chief executive officer is best situated to serve as chairman of the board because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our corporate strategy.  Independent directors and management have different views and roles in the development of a strategic plan.  The Company’s independent directors bring experience, oversight and expertise from outside the Company and often the industry, while the chief executive officer brings Company-specific and industry-specific experience and expertise.  The board believes that the combined role of chairman and president and chief executive officer promotes efficiency, strategy development and execution, and facilitates information flow between management and the board, which are essential to effective governance.

We have a relatively small board, a majority of which is independent under the listing standards of the Nasdaq Global Market.  Each independent director has direct access to our chairman of the board, president and chief executive officer, as well as other members of the senior management team.  We believe that having such direct access makes the separation of the principal executive officer and board chairman positions unnecessary.  The independent directors also regularly meet in executive session without management present.

The board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, the board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. We believe our risk management processes are set up to bring to the board’s attention our material risks, and permit the board to understand and evaluate how those risks interrelate and how management addresses them.

Our board performs its risk oversight function in several ways. The board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.  The board conducts certain risk oversight activities through its various committees which have direct oversight over specific functional areas.  Our asset/liability committee, or ALCO, is also comprised of directors and members of senior management, and has primary responsibility for risks associated with our exposure to fluctuations in interest rates and our liquidity needs.  Our audit committee is responsible for risks associated with our financial reporting and internal controls, and our compensation committee is responsible for risks associated with our compensation practices.  Notwithstanding that each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.

Meetings of the Board and Attendance

During 2011, the directors held seven board meetings.  All of the current directors attended at least 75% of the aggregate of (1) the total number of meetings of the board (held during the period for which such director was a member of the board) and (2) the total number of meetings of all committees of the board on which such director served (during the periods that such director served).  We encourage all incumbent directors and nominees for election as directors to attend our annual meetings.  All of our current directors attended the 2011 annual meeting of shareholders.

Board Committees

The Company’s board of directors conducts much of its business through committees, including a standing audit committee, nominating and governance committee and compensation committee.

Audit Committee

The board of directors of the Company has designated a standing audit committee, currently consisting of Messrs. Flocco (chair), Spevak and Wildstein.

All members of the audit committee are independent under NASDAQ listing standards, including the independence criteria applicable to audit committee members.  Although Mr. Flocco received certain consulting fees during 2008 and 2009, as discussed above, he has been determined to be independent under NASDAQ independence standards, and his consulting arrangement was terminated prior to Mr. Flocco’s appointment to the audit committee.  The board of directors has determined that both Mr. Flocco and Mr. Spevak qualify as audit committee financial experts, as defined in SEC rules and regulations.

The audit committee held thirteen meetings during 2011, and it operates under a written charter approved by the board.  A copy of the audit committee’s charter is available on the Company’s website at www.myrepublicbank.com.  The responsibilities of the audit committee are to, among others:

•
assist the board of directors with the oversight of the integrity of the Company’s financial statements and internal controls,  the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and  the performance of the Company’s internal audit function and the independent registered public accounting firm;

•
establish procedures for receipt, retention, and handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

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retain, evaluate, and, where appropriate, replace the independent auditors, set the independent auditor’s compensation, oversee the work of the independent auditor and pre-approve all audit services to be provided by the independent auditor;

•
review with the independent auditor and members of management conducting the internal audit  the adequacy and effectiveness of the systems of internal controls, accounting practices, and disclosure controls and procedures of the Company and current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate;

•	make a recommendation to the board as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	prepare the report required to be prepared by the audit committee pursuant to the rules of the Securities and Exchange Commission, or “SEC,” for inclusion in the Company’s annual proxy statement; and

•	review in advance the public release of all financial information.

Audit Committee Report

The audit committee of the Company’s board of directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

Management is responsible for the Company’s internal controls and financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements of the Company at and for the year ended December 31, 2011, with management.  The audit committee discussed with ParenteBeard, LLC, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.  The audit committee has received the written disclosures and the letter from ParenteBeard, LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with ParenteBeard, LLC its independence.

Based upon the audit committee’s review and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Theodore J. Flocco, Jr. (Chair)
Barry L. Spevak
Harris Wildstein

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Compensation Committee

The board of directors of the Company has designated a standing compensation committee, currently consisting of Messrs. Spevak (chair), Flocco and Tierney.

The compensation committee operates under a written charter approved by the board.  A copy of the compensation committee’s charter is available on the Company’s website at www.myrepublicbank.com.  The charter provides, among other things, that the compensation committee be comprised of at least three members.

All members of the compensation committee have been determined by the board to be independent under NASDAQ listing standards, “non-employee directors,” as defined in SEC Rule 16b-3, and “outside directors,” as defined for purposes of Internal Revenue Code Section 162(m).  The compensation committee held four meetings in 2011.  The compensation committee’s responsibilities include, among others, the following:

•	review and approve the Company’s overall compensation philosophy and overseeing the administration of related compensation and benefit programs, policies and practices;

•
set the compensation of the chief executive officer and other executive officers of the Company.   Regarding compensation for officers other than the chief executive officer, the committee shall consult with the chief executive officer and the other officers of the Company as appropriate;

•
evaluate the performance of the chief executive officer and review and approve the chief executive officer’s evaluation of performance of the other executive officers in light of approved performance goals and objectives;

•
review and recommend for approval to the board cash-based incentive compensation plans, equity-based compensation plans defined benefit and contribution plans and other welfare benefit plans or amendments or modifications to such plans;

•	grant options and other awards under equity-based plans;

•
review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the Company’s annual proxy statement, if required, and determine whether to recommend to the board that the CD&A be included in the proxy statement, if applicable;

•	provide the compensation committee report for inclusion in the proxy statement, if required, that complies with the rules and regulations of the Securities and Exchange Commission; and

•
have the authority to retain and terminate any consulting firm to advise the compensation committee, as it deems appropriate, including the authority to approve the consultant’s fees and other retention terms.

Compensation Processes and Procedures

The compensation committee meets at such times as it determines to be necessary or appropriate, but not less than once a year. The compensation committee has the authority to establish the compensation of the chief executive officer and other executive officers of the Company and the Bank and may not delegate such authority, except to a sub-committee.  The chief executive officer has the responsibility for proposing the amount and form of compensation of the other executive officers of the Company and the Bank and the compensation committee consults with the chief executive officer on such matters.

The compensation committee is also responsible for periodically reviewing the amount and form of director compensation paid to non-employee directors.  The compensation committee recommends proposed changes in director compensation to the board as appropriate, from time to time, and any changes in director compensation are approved by the board.

Nominations and Shareholder Communications

Nominating and Governance Committee

The board of directors of the Company has designated a standing nominating and governance committee, currently consisting of Messrs. Coleman (chair), Spevak and Wildstein.

All members of the nominating and governance committee have been determined by the board to be independent under NASDAQ listing standards.  The nominating and governance committee held three meetings in 2011.  The nominating and governance committee operates under a written charter approved by the board.  A copy of the nominating and governance committee’s charter is available on the Company’s website at www.myrepublicbank.com.

In addition to the responsibilities described below regarding overseeing the selection and recommendation of board nominees, the nominating and governance committee’s responsibilities include, among other things, the following:

•	review and approve transactions with any related persons in accordance with the related party transaction approval policy;

•	monitor compliance with legal prohibitions on loans to directors and officers of the Company;

•
develop and review periodically, and at least annually, the corporate governance policies of the Company to ensure that they are appropriate for the Company and that policies of the Company comply with applicable laws, regulations and listing standards, and recommend any desirable changes to the board;

•
conduct annually an evaluation of the performance of the board as a whole and the directors in such manner as the committee deems appropriate and, through its chairperson, communicate this evaluation to the full board; and

•	maintain an orientation program for new directors and an education program for continuing directors.

The nominating and governance committee also oversees the composition and operation of the Company’s board, including identifying individuals qualified to become board members, recommending to the board director nominees for the annual meetings of shareholders, and filling vacancies occurring between annual shareholder meetings. It identifies director candidates by considering the recommendations of the Company’s directors, executive officers and shareholders, as well as those of experts and consultants of the Company. The nominating and governance committee evaluates candidates it has identified or who have been recommended to it based on the selection criteria provided in the nominating and governance committee charter and other criteria deemed relevant by the nominating and governance committee, including each candidate’s background and experience, the candidate’s ability to understand the business, financial affairs and complexities of the Company and the Company’s business, the candidate’s willingness and ability to spend the necessary time required to function effectively as a director, the candidate’s open-minded approach to matters and the resolve to independently analyze matters presented for consideration, as well as the candidate’s ability to act in the best interest of the Company’s shareholders, and the candidate’s reputation for honesty and integrity.

While the nominating and corporate governance committee does not have a formal policy regarding director diversity, it believes that the directors should encompass a range of experience, viewpoints, qualifications, attributes and skills in order to provide sound and prudent guidance to the Company’s management. The nominating and corporate governance committee considers diversity in connection with its review of each potential director candidate and is satisfied that the current composition of the board of directors reflects its commitment to diversity. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The nominating and governance committee evaluates director candidates recommended by shareholders in the same manner that it evaluates other director candidates.  The procedures for shareholders to recommend director candidates are described under the heading “Shareholder Proposals and Nominations for the 2013 Annual Meeting”.

Shareholder Communications

Any shareholder may communicate with our board, or any individual member or members of the board, by directing his, her or its communication to Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102, together with a request to forward the communication to the intended recipient or recipients.  In general, all shareholder communications delivered to the corporate secretary for forwarding to the board or specified board members will be forwarded in accordance with the shareholder’s instructions.  The corporate secretary, however, may not forward any abusive, threatening or otherwise inappropriate materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 21, 2012, information with respect to the holdings of Company voting securities of all persons which the Company, pursuant to filings with the SEC and the Company’s stock transfer records, has reason to believe may be beneficial owners of more than five percent (5%) of the Company’s outstanding common stock, each current director or director nominee, each executive officer named in the 2011 Summary Compensation Table, and all of the Company’s director nominees,  directors and executive officers as a group.

Name of Beneficial Owner or Identity of Group (1)	Number of Shares Beneficially Owned (2)		Percentage of Ownership (2)

Director Nominees, Directors and Executive Officers:
Harris Wildstein	960,017	(3)	3.7%
Harry D. Madonna	726,226	(4)	2.8%
Robert J. Coleman	617,668	(5)	2.4%
Theodore J. Flocco, Jr.	67,073	(6)	*
Barry L. Spevak	25,999	(7)	*
Brian P. Tierney	16,597		*
Jay Neilon	50,000		*
Rhonda Costello	27,500	(8)	*
Andrew J. Logue	25,000		*
Frank A. Cavallaro	13,750		*

All, director nominees, directors and executive officers as a group (10 persons)	2,529,830		9.7%

Other Five Percent Beneficial Shareholders:
Vernon W. Hill II	2,576,077	(9)	9.9%
Wellington Management Company, LLP	2,429,540	(10)	9.4%
Schaller Group	2,547,594	(11)	9.8%
The Evergreen Trust B	2,019,438	(12)	7.6%

_______________________________________

* Represents beneficial ownership of less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102. The group of director nominees, directors and executive officers was determined as of March 21, 2012.

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, common stock, is determined to be a beneficial owner of the common stock.  All shares are subject to the named person’s sole voting and investment power unless otherwise indicated.  Shares beneficially owned include shares issuable upon exercise of options which are currently exercisable or which will be exercisable within 60 days of March 21, 2012 and upon conversion of convertible securities which are currently convertible or which will be convertible within 60 days of March 21, 2012. Percentage calculations presume that the identified individual or group exercise and convert all of his or their respective options and convertible securities, and that no other holders of options or convertible securities exercise their options or convert their convertible securities.  As of March 21, 2012, there were 25,972,897 shares of the Company’s common stock outstanding.

(3)
Includes 35,814 shares of common stock subject to options which are currently exercisable. Also includes 27,828 shares in trust for his daughter, 32,235 shares with power of attorney for his mother, 21,092 shares owned by his son, and 14,032 shares held by his wife.

(4)
Includes 49,342 shares of common stock issuable subject to options which are currently exercisable. Does not include securities held by The Evergreen Trust B.  Mr. Madonna does not have the power to vote on, invest in, or dispose of securities held by The Evergreen Trust B and accordingly does not beneficially own those shares.  See note (12) below.

(5)	Includes 16,996 shares of common stock issuable subject to options which are currently exercisable.
(6)
Includes 3,000 shares of common stock issuable subject to options which are currently exercisable and 240 trust preferred securities of Republic First Bancorp Capital Trust IV which are currently convertible into 36,923 shares of common stock.

(7)	Includes 6,000 shares of common stock issuable subject to options which are currently exercisable.
(8)	Includes 12,500 shares of common stock held by her husband.
(9)
Information with respect to beneficial ownership is based partly on a Schedule 13D/A filed with the SEC on August 9, 2010 by Vernon W. Hill, II.  Mr. Hill owns a total of 6,000 trust preferred securities of Republic First Bancorp Capital Trust IV which are currently convertible into 923,077 shares of common stock. A restriction on conversion of these trust preferred securities prohibits conversion if the holder would beneficially own more than 9.9% of the common stock outstanding at the time of conversion. Accordingly, the calculation of the number of shares beneficially owned in the table above only includes 306 trust preferred securities of Republic First Bancorp Capital Trust IV held by Mr. Hill, which are currently convertible into 47,077 shares of common stock.  The address of Mr. Hill is 17000 Horizon Way, Suite 100, Mt. Laurel, NJ  08054.

(10)
Information with respect to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP.  The principal business office address for Wellington Management Company is 280 Congress Street, Boston, MA 02210.

(11)
Information with respect to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 14, 2012 by Schaller Investment Group Incorporated, Schaller Equity Partners, Schaller Equity Management, Inc. and Douglas E. Schaller (the “Schaller Group”).  Schaller Equity Partners owns directly 1,846,944 shares of common stock.  Schaller Equity Management, Inc. is the general partner of Schaller Equity Partners.  Schaller Investment Group Incorporated is the advisor of Schaller Equity Partners.   Schaller Equity Management, Inc. and and Schaller Investment Group Incorporated may be deemed to indirectly beneficially own the shares of common stock owned by Schaller Equity Partners.  In addition, 700,650 shares of common stock are held in separate accounts managed by Schaller Investment Group Incorporated.  Schaller Investment Group Incorporated could be deemed to indirectly beneficially the shares held in the separately managed accounts.  Douglas E. Schaller is the President of Schaller Equity Management, Inc.  and Schaller Investment Group Incorporated and could be deemed to indirectly beneficially own shares of common stock owned by Schaller Equity Partners and indirectly beneficially owned by Schaller Investment Group Incorporated.  The principal business office address for the Schaller Group is 324 Indera Mills Court, Winston-Salem, NC 27101.

(12)
 Information with respect to beneficial ownership is based on a Schedule 13G filed with the SEC on May 17, 2011.  The co-trustees of The Evergreen Trust B are Brooke C. Madonna, Harry Dillon Madonna, Brandy C. Madonna and Lucas Prewett.  The co-trustees have voting and dispositive power over the shares held by the Evergreen Trust B.  In addition, Harry Dillon Madonna beneficially owns 11,934 shares of common stock which are held directly and Brandy Madonna beneficially owns 8,795 shares of common stock which are held directly.  Includes 1,557,900 shares of common stock held by The Evergreen Trust B directly and 461,538 shares of common stock issuable upon the conversion of 3,000 trust preferred securities of Republic First Bancorp Capital Trust IV, which trust preferred securities are currently convertible.  Mr. Harry D. Madonna does not have the power to vote on, invest in, or dispose of securities held by The Evergreen Trust B and accordingly does not beneficially own those shares.  The address of The Evergreen Trust B is 1320 North Avignon Drive, Gladwyne, PA 19035.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

The following sets forth certain information regarding executive officers of the Company and the Bank. Information pertaining to Harry D. Madonna, who is both a director and an executive officer of the Company and the Bank, may be found in the section entitled “Proposal 1 – Election of Directors – Continuing Directors”.

Andrew J. Logue, 54, has been president and chief operating officer of the Bank since May 2010. Mr. Logue had been executive vice president and chief operating officer of the Bank since August 20, 2008.  Prior to joining the Bank, Mr. Logue, served as senior vice president/enterprise risk management for Commerce Bank, N.A. and its successor TD Bank, N.A. from March 1991 to August 2008.  Mr. Logue served in various functions during his tenure at Commerce Bank, N.A.

Rhonda Costello, 54, has been an executive vice president and chief retail officer of the Bank since August 5, 2008. Prior to joining the Bank, Ms. Costello, served as senior retail officer for Commerce Bank’s Pennsylvania, Central New Jersey and New Jersey Shore Markets.  She also held a wide range of management positions during her 23 year tenure with Commerce Bank, which began March 4, 1985, including regional vice president of the Burlington County, N.J. market, director of the Human Resources Department and dean of Commerce University.

Jay M. Neilon, 58, has been an executive vice president and chief credit officer of the Bank since February 2012.  Mr. Neilon had been a senior vice president and chief credit officer of the Bank since December 31, 2008.  Prior to joining the Bank, Mr. Neilon, served as senior credit officer for Commerce Bank, N.A. and its successor TD Bank, N.A. from July 1992 to December 2008.   Prior to Commerce Bank, N.A., Mr. Neilon held various credit and lending positions with Fidelity Bank, Philadelphia, PA from September 1976 to July 1992.

Frank A. Cavallaro, 43, has been an executive vice president and chief financial officer of the Company since February 2012.  Mr. Cavallaro had been a senior vice president and chief financial officer of the Company since August 31, 2009.  Prior to joining the Company, Mr. Cavallaro, served as a vice president in the finance department for Commerce Bank, N.A. and its successor TD Bank, N.A. from September 1997 to August 2009.  Mr. Cavallaro, a certified public accountant, has sixteen years of experience in the financial services industry and, prior to that, three years experience in public accounting with Ernst & Young LLP.

Executive Compensation

Compensation Discussion and Analysis

Overview of the Executive Compensation Program. Our executive compensation program includes a number of fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace.

The program seeks to provide participating executives with an industry-competitive level of total compensation.

Compensation Philosophy and Program Objectives. We believe that the compensation program for executives should directly support the achievement of annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.

We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization.  We believe it also provides competitive annual bonus and longer-term incentive opportunities to encourage performance and to reward the successful efforts of executives.

The incentive opportunities are based on an executive’s role in our organization, company and individual performance, maintaining a compensation program that is competitive in our industry and markets, and other factors.

Our current program contains certain compensation features, provided on a selective basis, to encourage retention through long-term wealth accumulation opportunities and to assure transition support in the event of substantial organization or ownership change.  These provisions are designed to support retention of good performers by the organization.

We believe that the features and composition of the current program are consistent with practices of other comparable community banking and financial services organizations in our marketplace and that the program balances the need for competitive pay opportunities at the executive level with shareholders’ expectations for reasonable return on their investment.

Program Management. The compensation committee of the board of directors has primary responsibility for the design and administration of the compensation of the chief executive officer of the Company and the Bank, and makes decisions with respect to the compensation program for other executive officers.  The compensation committee will consider the make-up and administration of the executive compensation program in light of changing organization needs and operating conditions and changing trends in industry practice.

Role of Executive Management in the Pay Decision Process.  The compensation committee is responsible for approving compensation of our chief executive officer and other executive officers.  The chief executive officer will make recommendations to the compensation committee with respect to the compensation of other executive officers.  In formulating its decisions, the compensation committee may seek information about the performance of the business, organization staffing requirements and the performance levels of incumbent executives from our chief executive officer.  It will also utilize the services of our chief financial officer and other officers to the extent the compensation committee deems appropriate.

Program Review and Pay Decision Process.  Annually, the compensation committee reviews information on executive compensation levels in the industry and industry program practices, reviews our compensation program, and considers adjustments to the program, salary adjustments and incentive awards.  The compensation committee will examine the current compensation and benefit levels of executive officers in light of their continuing or changing roles in the business and the assessments of their individual performances by the compensation committee or the chief executive officer.  It will also approve annual bonus compensation, after consideration of Company and individual performance, but which is ultimately discretionary.

The compensation committee may also be called upon to consider pay related decisions throughout the calendar year as executives are reassigned or promoted and new executive officers join the organization.  In these instances, the compensation committee will review all aspects of the executive officer’s compensation including base salary level, annual incentive opportunities, longer-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

Pay Decision Factors and Considerations.  The following factors typically influence compensation committee decisions on pay and benefits for our executive officers:

•
Salary: executive’s overall performance during the year ending, changes in organization role and scope of responsibility, current salary in relation to the position’s market value, any significant changes in the industry’s pay practices for comparable positions.

•	Discretionary Annual Bonus Compensation: competitive industry practice with respect to size of awards, actual performance of the Company against budget and performance of executive officer.

•
Longer-term Incentive Awards: competitive industry practice with respect to size of awards, recent performance of the Company and the individual executive, applicable accounting rules for expensing equity awards, and shareholder concerns about dilution and overhang.

•
Nonqualified Compensation and Benefits: tax rules on qualified benefit plans, likely replacement income benefits for executives compared to other categories of employees within the organization, competitive industry practice for comparable type and level of executive positions.

•
Perquisites: the needs of the executive’s position, frequency of travel to other Company locations, or to meet with Company clients and prospective clients, and competitive industry practices for comparable executive roles.

•
Employment Agreements:  where they serve Company needs for confidentiality about business practices and plans, preservation of the customer base (non-competition and non-solicitation provisions), competitive industry practices and employee retention.

Basis for Defining Competitive Compensation Levels and Practices.  The types and levels of compensation included in the Company’s executive compensation program are generally consistent with current features and programming trends among similar size and type organizations in our local and regional marketplace.

The compensation committee reviews survey reports on national and regional compensation practice within the Company’s industry group, focusing on pay levels and practices among community banking and diversified financial services institutions based in the Mid-Atlantic Region and specifically the Greater Philadelphia metropolitan marketplace, having a level of total assets comparable to our own.  This range of institutions represents banking companies that are somewhat smaller and somewhat larger than the Company.  The asset range will be modified from time to time as the Company’s operating circumstances change.

For the 2011 program planning cycle, the compensation committee reviewed executive compensation information from the following institutions in Pennsylvania, and New Jersey based on public information available through the internet and documents filed with the SEC.

Abington Bancorp, Inc.	First Chester County Corporation
The Bancorp, Inc.	VIST Financial Corporation
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.

Program Components.  There are six (6) elements in the current executive compensation program:

Base Salary.  Base salary opportunities are based on industry practice for comparable jobs in like size and type community banking and financial service organizations.  Within the defined competitive range, an executive’s salary level is based initially on his qualifications for the assignment and experience in similar level and type roles.  Ongoing, salary adjustments reflect the individual’s overall performance of the job against organization expectations and may also reflect changes in industry practices.

Health & Welfare Benefits.  Executives participate in Company’s qualified health and welfare benefits program on the same terms and conditions as all other employees of the Company.

Annual Performance Incentives.  The Company pays bonus compensation which provides executives with opportunities to earn additional cash compensation in a given year.  Bonus compensation is discretionary, but Company and business unit operating results and individual performance contributions are considered.  Typical annual performance metrics for Company executives include net income, loan and deposit growth and net interest margin.  The determination of actual bonus amounts is not formulaic, but, rather, the result of a review of achievements by the chief executive officer and the compensation committee and the application of prevailing industry practices on annual incentive awards.

Longer-term Performance Incentives.  Executives are eligible to participate in longer-term incentive award plans established to focus executive efforts on the strategic directions and goals of the business and to reward them for their successes in increasing enterprise value.  Awards can result in additional cash compensation or equity grants in the form of stock options or restricted stock.  While the size of such awards may increase or decrease based on current business performance, it is the intention of the compensation committee to recommend some combination of the available awards at least annually as an incentive to focus executives’ future efforts on longer-term needs and objectives of the business.

•
Equity Grant Plan.  Our Amended and Restated Stock Option Plan and Restricted Stock Plan (the “Plan”) authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants.  We can also grant restricted stock to this same group.  Our compensation committee is the administrator of the Plan.  Stock option or restricted stock grants may be made at the commencement of employment and from time to time to meet other specific retention or performance objectives, or for other reasons.  Periodic grants of stock options or restricted stock are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of the chief executive officer.

•
Deferred Compensation.  During 2009, our deferred compensation plan was frozen to new participants and Mr. Madonna is the only named executive officer who remains eligible for participation.  As such, he may receive, at the compensation committee’s discretion, a company contribution in an amount determined by the compensation committee.  Contributions vest three years after the plan year to which the contribution applies, or sooner upon a change of control.  The value and any earnings on participant accounts are determined by the changes in value of the investments selected by the participant, including the Company’s common stock.

Nonqualified Benefits and Perquisites.  We currently do not offer a nonqualified supplemental retirement income plan (SERP) to any of our executives, but our chief executive officer, as a former non-employee director, has an account balance in a now frozen retirement income plan for directors.

Perquisites for Company executives are generally limited to automobile allowances or the use of a Company-provided automobile, and, in a very few instances, a club membership.  Typically, these perquisites are provided in instances where such benefits can facilitate the conduct of business with corporate and high net worth clients.

Employment Agreements and Change in Control.  We have entered into employment agreements with Mr. Madonna, Mr. Logue and Ms. Costello, in each case because the agreements served certain company objectives and were consistent with competitive industry practices.  The agreements with Mr. Logue and Ms. Costello were instrumental in attracting them to join us.  All of the agreements include severance benefits, whether or not in connection with a change in control of the company, and obligations of the named executive officers to maintain confidentiality about business practices and plans, and for the preservation of our operations and customer base through restrictive covenants, including noncompetition and non-solicitation provisions.

2011 Compensation and Status of the Program and Likely Practices Going Forward.  During 2009, we hired two of our named executive officers, our Chief Credit Officer, Jay Neilon, and our Chief Financial Officer, Frank Cavallaro, and their compensation was determined primarily in order to recruit them and is subject to adjustment based on an annual review by the Compensation Committee.  The salaries of Mr. Madonna, Mr. Logue and Ms. Costello were determined in accordance with their existing employment agreements and are also subject to adjustment based on an annual review by the Compensation Committee.  Due primarily to the state of the economy in general and the financial services industry in particular, and our own financial performance, Mr. Madonna, Mr. Logue, Ms. Costello, Mr. Neilon and Mr. Cavallaro did not receive a discretionary cash bonus during 2011.  Mr. Madonna received an option grant consistent with his employment agreement, and Mr. Logue, Ms. Costello, Mr. Neilon and Mr. Cavallaro each received an option grant during 2011.

Stock option grants are likely to continue with the size of awards tracking with the performance results of the business. It is possible that some of these future grants may include performance vesting in lieu of the traditional time vesting requirements attached to past grants. Discretionary cash bonuses will be reassessed in the future based on the operating results of the Company.  The compensation committee will evaluate award opportunities for executives, consistent with performance results.

Employment Agreements.  The compensation committee has responsibility for review of current and proposed employment agreements and will specifically authorize contract renewals.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions for qualified “performance-based” compensation.  The Company has obtained shareholder approval of its stock option plan, and compensation earned pursuant to such plan is exempt from the Section 162(m) limit. Since we retain discretion over bonuses and certain amounts contributed to the deferred compensation plan, such amounts will not qualify for the exemption for performance-based compensation.  Such amounts have not been at levels that, together with other compensation, approached the $1,000,000 limit.  The Company believes its compensation policies reflect due consideration of Section 162(m).  We reserve the right, however, to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We have been engaged in a process of reviewing and modifying our deferred compensation arrangements in order to maintain compliance under Section 409A.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis,” which begins on page 16 of this proxy statement, with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted,

Barry L. Spevak (Chair)
Theodore J. Flocco, Jr.
Brian P. Tierney

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Executive Compensation

The following table shows the annual compensation of our chief executive officer, our chief financial officer and the three most highly compensated executive officers of the company other than the chief executive officer and chief financial officer for the fiscal year ended December 31, 2011.  Collectively, these officers are referred to as our “named executive officers”.

2011 Summary Compensation Table

The following table shows the annual compensation of the Company’s named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Harry D. Madonna President and Chief Executive Officer (2)	2011	425,000	-	20,760	51,710	497,470
	2010	429,379	-	22,560	72,963	524,902
	2009	439,230	-	31,680	149,216	620,126
Andrew J. Logue Chief Operating Officer (3)	2011	265,000	-	17,300	30,085	312,385
	2010	259,808	-	75,800	28,761	364,369
	2009	250,000	-	19,700	10,585	280,285
Rhonda Costello Chief Retail Officer (4)	2011	225,000	-	17,300	26,247	268,547
	2010	203,270	-	42,800	25,972	272,042
	2009	175,000	-	19,700	11,657	206,357
Jay Neilon Chief Credit Officer (5)	2011	198,846	-	13,840	24,499	237,185
	2010	185,000	-	21,400	23,996	230,396
	2009	185,000	25,000	19,700	5,246	234,946
Frank A. Cavallaro Chief Financial Officer (6)	2011	169,231	-	13,840	23,373	206,444
	2010	160,000	-	-	17,339	177,339
	2009	49,231	-	13,200	930	63,361

(1)
The amount shown is the aggregate fair value as of the grant date in accordance with FASB ASC Topic 718.  The Black-Scholes option pricing model is utilized to determine the fair value of stock options.  Assumptions made in the valuation of option awards for financial statement reporting purposes are as follows:  In 2011, the following assumptions were utilized: a dividend yield of 0%; expected volatility of 49.11%; risk-free interest rate of 2.84% and an expected life of 7 years. In 2010, the following assumptions were utilized: a dividend yield of 0%; expected volatility of 33.67%; risk-free interest rate of 3.14% to 3.20% and an expected life of 7.0 years.  In 2009, the following assumptions were utilized:  a dividend yield of 0%; expected volatility of 21.58% to 27.61%; risk-free interest rate of 1.99% to 2.91% and an expected life of 7.0 years.  A dividend yield of 0% is utilized, because cash dividends have never been paid. The expected life reflects a 3 to 4 year “all or nothing” vesting period, the maximum ten year term and review of historical behavior. The volatility was based on Bloomberg’s seven year volatility calculation for “FRBK” stock. The risk-free interest rate is based on the seven year Treasury bond.

(2)
In 2011, all other compensation includes $20,842 of automobile and transportation allowance, $16,915 of business development expense including a club membership which is sometimes used for personal purposes, $7,261 for Company paid supplemental long-term disability policy premiums, and $6,692 in matching contributions made to the Company’s 401(k).

(3)	In 2011, all other compensation includes $20,285 of automobile and transportation allowance and $9,800 in matching contributions made to the Company’s 401(k) plan.
(4)
In 2011, all other compensation includes $17,939 of automobile and transportation allowance and $8,308 in matching contributions made to the Company’s 401(k) plan. The Company received salary reimbursement in the amount of $49,141 and $23,445 from Metro Bank PLC (“Metro”) for consulting services Ms. Costello provided to Metro during 2011 and 2010 respectively.  See disclosure under “Summary Compensation and Grants of Plan Based Awards” for description of Ms. Costello’s consulting arrangement with Metro.

(5)	In 2011, all other compensation includes $16,545 of automobile and transportation allowance and $7,954 in matching contributions made to the Company’s 401(k) plan.
(6)
In 2011, all other compensation includes $16,604 of automobile and transportation allowance and $6,769 in matching contributions made to the Company’s 401(k) plan. 2009 amounts represent partial year compensation based on hire date of August 31, 2009.

Grants of Plan-Based Awards in 2011

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Harry D. Madonna	February 2, 2011	12,000	3.23	3.23	20,760
Andrew J. Logue	February 2, 2011	10,000	3.23	3.23	17,300
Rhonda Costello	February 2, 2011	10,000	3.23	3.23	17,300
Jay M. Neilon	February 2, 2011	8,000	3.23	3.23	13,840
Frank A. Cavallaro	February 2, 2011	8,000	3.23	3.23	13,840

(1)
The grant date fair value was determined in accordance with ASC 718-10, by the Black-Scholes option pricing model.  The following assumptions were utilized: a dividend yield of 0%; expected volatility of 49.11%; a risk-free interest rate of 2.84%; and an expected life of 7.0 years.  Options vest after four years from the date of the grant, and may be subject to acceleration upon completion of a change in control, as defined in the plan.

The Company’s compensation committee authorized the granting of the options in the table shown above. Options issued to Mr. Madonna represented the annual grant of options as per his employment contract.

Summary Compensation and Grants of Plan-Based Awards.  Our named executive officers receive from the Company a combination of base salary, health and welfare benefits, bonus compensation, long-tern incentive compensation in the form of stock option awards, qualified and nonqualified deferred compensation and perquisites.  Bonus compensation is paid at the discretion of the compensation committee of the Company’s board of directors after consideration of numerous factors, which may include net income, loan and deposit growth, net interest margin, and other factors set by the compensation committee.

Mr. Madonna currently serves as chairman of the board, president and chief executive officer of the Company and chairman of the board and chief executive officer of the Bank, and the compensation paid to Mr. Madonna is determined, in large part, by the terms of his employment agreement.

Mr. Madonna’s amended and restated employment agreement provides for Mr. Madonna’s continuing service as chairman of the board, president and chief executive officer of the Company and chairman of the board and chief executive officer of the Bank, for an initial term of three years beginning January 1, 2010 at an annual base salary of $425,000.  The Company and the Bank may terminate Mr. Madonna’s agreement with notice at least six months prior to the scheduled expiration/renewal date or any time for good reason.  Mr. Madonna may terminate the agreement with six months prior notice.  Mr. Madonna is also eligible to receive annual increases in base salary and annual bonuses in amounts determined in the sole discretion and determination of the compensation committee upon achieving mutually agreed upon budget criteria.  He may also receive discretionary deferred compensation.  Annually, for each of the three years of the agreement, Mr. Madonna will receive options to purchase 12,000 shares of the Company’s common stock at a per share exercise price equal to the price on the date of grant.  Options will vest four years after their date of grant.  Mr. Madonna will be provided with the cost of an automobile and will be reimbursed for its operation, maintenance and insurance expenses.  Additionally, he will receive the cost of health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses.  The agreement with Mr. Madonna provides for severance and change in control payments, which are discussed below under the caption, “Termination or Change in Control Provisions in Employment Agreements” on page 26.  It also provides for the non-disclosure by Mr. Madonna of confidential information acquired by him in the context of his employment with the Company and the Bank.

Mr. Logue has an amended employment agreement with the Bank.  Pursuant to such agreement, Mr. Logue serves as president and chief operating officer of the Bank.  Mr. Logue’s employment is on an at-will basis and we or he may terminate his employment, at any time, for any reason. The agreement sets forth an initial base salary which is subject to annual review.  He is eligible to receive discretionary annual bonuses to be determined by the compensation committee. Mr. Logue is also eligible to participate in the standard benefit plans and programs offered to all full-time employees, paid time off, an automobile allowance and reimbursement for all reasonable business expenses incurred during the performance of his duties.

Mr. Logue’s agreement also provides for severance benefits described below under “Severance and Change in Control Benefits”.  It also provides for the non-disclosure by Mr. Logue of confidential information acquired by him in the context of his employment, and for covenants providing for the non-solicitation of customers and employees and non-competition for a period of twelve months following any cessation of employment.

Ms. Costello has an employment agreement with the Bank.  Pursuant to such agreement, Ms. Costello serves as executive vice president and chief retail officer of the Bank. Ms. Costello’s employment is on an at-will basis and we or she may terminate her employment, at any time, for any reason.  The agreement sets forth an initial base salary which is subject to annual review.  She is eligible to receive discretionary annual bonuses to be determined by the compensation committee.  Ms. Costello is also eligible to participate in the standard benefit plans and programs offered to all full-time employees, paid time off, an automobile allowance and reimbursement for all reasonable business expenses incurred during the performance of her duties.

Ms. Costello’s agreement also provides for severance benefits described below under “Severance and Change in Control Benefits”.  It also provides for the non-disclosure by Ms. Costello of confidential information acquired by her in the context of her employment, and for covenants providing for the non-solicitation of customers and employees and non-competition for a period of twelve months following any cessation of employment.

The Bank has allowed Ms. Costello to enter into a consulting agreement with Metro Bank PLC (“Metro”), which is headquartered in London, England, so long as the services provided under this consulting agreement do not interfere or conflict with her responsibilities to the Bank. Under the terms of this agreement Ms. Costello spends a limited amount of time assisting Metro with the development and execution of their growth strategy.  Ms. Costello is compensated directly by Metro for consulting services performed under this agreement. Metro also reimburses the Bank for any time spent by Ms. Costello on these consulting services. See footnote (4) under "2011 Summary Compensation Table" for further detail.

The Company maintains an Amended and Restated Stock Option Plan and Restricted Stock Plan under which the Company may grant options, restricted stock or stock appreciation rights to the Company’s employees, directors, and certain consultants.  Under the terms of the Plan, 1.5 million shares of common stock, plus an annual increase equal to the number of shares needed to restore the maximum number of shares that may be available for grant under the Plan to 1.5 million shares, are available for such grants.  As of December 31, 2011, the only grants under the Plan have been option grants.  The Plan provides that the exercise price of each option granted equals the market price of the Company’s stock on the date of grant. Any option granted vests within one to five years and has a maximum term of ten years.

Outstanding Equity Awards at December 31, 2011
Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Vesting Date	Option Expiration Date
Harry D. Madonna		12,000	3.23	February 2, 2015	February 2, 2021
		12,000	4.50	January 27, 2014	January 27, 2020
	8,000	4,000	7.85	January 21, 2012(2)	January 21, 2019
		12,000	5.99	January 23, 2012	January 23, 2018
	13,200		11.77	January 2, 2011	January 2, 2017
	27,104		10.05		April 20, 2015
	25,342		6.16		January, 1, 2014
Andrew J. Logue		10,000	3.23	February 2, 2015	February 2, 2021
		20,000	3.95	April 29, 2014	April 29, 2020
		20,000	5.12	January 19, 2014	January 19, 2020
		10,000	5.70	February 26, 2013	February 26, 2019
		5,000	7.72	November 25, 2012	November 25, 2018
		20,000	8.00	August 26, 2012	August 26, 2018
Rhonda Costello		10,000	3.23	February 2, 2015	February 2, 2021
		20,000	5.12	January 19, 2014	January 19, 2020
		10,000	5.70	February 26, 2013	February 26, 2019
		5,000	7.72	November 25, 2012	November 25, 2018
		20,000	8.00	August 26, 2012	August 26, 2018
Jay Neilon		8,000	3.23	February 2, 2015	February 2, 2021
		10,000	5.12	January 19, 2014	January 19, 2020
		10,000	5.70	February 26, 2013	February 26, 2019
Frank Cavallaro		8,000	3.23	February 2, 2015	February 2, 2021
		7,500	5.71	September 2, 2013	September 2, 2019

(1)	The number of shares of common stock underlying options and the option exercise prices have been adjusted in accordance with their terms as a result of the Company’s 10% stock dividend in April, 2007.
(2)	Options vest one-third on January 21, 2010, one-third on January 21, 2011, and one-third on January 21, 2012.

Pension Benefits at December 31, 2011

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit ($)
Harry D. Madonna	Supplemental retirement benefits	19	210,883

(1)
Mr. Madonna's years of credited service and the present value of his accumulated benefit were determined as of December 31, 2011, which is the same pension plan measurement date that the Company used for financial statement reporting purposes with respect to its audited financial statements for the fiscal year ended December 31, 2011.

In 1992, the Company adopted a supplemental retirement plan for non-employee directors.  The plan was frozen to new participants in 1992, but the Company continues to maintain the plan for participants who served as non-employee directors in 1992.  At that time, Mr. Madonna was a non-employee director and he continues to be a participant in the plan.  The present value of accumulated benefit was calculated based upon the actuarial present value of accumulated benefits, calculated as of December 31, 2011, as described below. The plan provides for a retirement benefit of $25,000 per year for ten years, which payments may begin at the later of actual retirement date or 65 years of age. As Mr. Madonna has reached 65 years of age, the amount shown as the present value of the accumulated benefit is the amount necessary to fund $25,000 annual payments over a ten year period commencing December 31, 2011, the end of the Company’s most recently completed fiscal year, determined using a 4% discount rate.

Nonqualified Deferred Compensation at December 31, 2011

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
Harry D. Madonna	-	-	(49,781)	-	247,661

(1)
Mr. Madonna’s deferred compensation account is credited with gains, losses and expenses as if it had been invested in the common stock of the Company.  The amount reported is not included in the Summary Compensation Table.

(2)
The aggregate balances include company contributions of $104,816 for Mr. Madonna, which was included as other compensation in the Summary Compensation Table 2009.  Company contributions to the deferred compensation plan vest over a three year period or completion of a change in control, as defined in the plan.  On February 27, 2009, a vested benefit of $150,045 was distributed to Mr. Madonna. At December 31, 2011, the vested balance for Mr. Madonna was $146,592.

The Company maintains a deferred compensation plan for the benefit of certain officers and directors.  As of December 31, 2009, no additional individuals may participate in the plan and Mr. Madonna is the only named executive officer who is an eligible participant.  The plan permits certain participants to make elective contributions to their accounts, subject to applicable provisions of the Internal Revenue Code.  In addition, the Company may make discretionary contributions to participant accounts.  Company contributions are subject to vesting, and generally vest three years after the end of the plan year to which the contribution applies, subject to acceleration of vesting upon certain changes in control (as defined in the plan) and to forfeiture upon termination for cause (as defined in the plan).  Participant accounts are adjusted to reflect contributions and distributions, and income, gains, losses, and expenses as if the accounts had been invested in permitted investments selected by the participants, including Company common stock.  The plan provides for distributions upon retirement and, subject to applicable limitations under the Internal Revenue Code, limited hardship withdrawals.

Potential Payments Upon Termination or Change in Control

Termination or Change in Control Provisions in Employment Agreements.  Mr. Madonna’s employment agreement with the Company and the Bank provides for certain severance and change in control benefits.  Upon the occurrence of a change in control (as defined in the agreement), termination for any reason other than death, resignation by the executive without cause (as defined in the agreement), termination by the Company or the Bank with good reason (as defined in the agreement), Mr. Madonna would receive a severance payment equal to three times his annual base salary plus three times his average bonus over the prior three years and three years of health and life insurance or cash in an amount equal to the cost of such insurance.  In the event that severance amounts and benefits payable to Mr. Madonna would subject him to excise taxes under section 4999 of the Internal Revenue Code, the Company would reduce the payments otherwise payable to Mr. Madonna to the extent necessary so that he would not be subject to such excise taxes.  Subject to compliance with Section 409A of the Internal Revenue Code, all severance payments are to be made in a lump sum within 30 days after the triggering event.

The employment agreements for Mr. Logue and Mrs. Costello also provide for certain severance and change in control benefits upon a termination without cause (as defined in the agreements) or due to resignation with good reason (as defined in the agreements). Both executives are entitled to the continuation of payments for base salary and the waiver of any premiums for continued coverage under the medical benefits plan for a period equal to the greater of three months or until the second anniversary of the date of hire. The payment of such severance amounts and benefits coverage is contingent upon Mr. Logue or Mrs. Costello’s resignation from all employee and director positions with the Bank and its affiliates and on execution and delivery of a general release of claims against the Company, the Bank and its affiliates in such form as the Bank may require.

Termination or Change in Control Provisions in Deferred Compensation Plan.  Our deferred compensation plan provides that:

•	a participant is 100 percent vested as to amounts voluntarily deferred by the participant; and
•	any company contributions will be 100 percent vested upon a “change of control” (as defined in the deferred compensation plan).

A participant’s benefits in the deferred compensation plan are payable as soon as practicable following a termination of employment from the Company.  Mr. Madonna is the only named executive officer who is an eligible participant in the deferred compensation plan.

The following table shows the estimated amount of payments and benefits that would be provided by the Company to the named executive officers under the plans and agreements described above assuming that their employment was terminated as of December 31, 2011, for various reasons as described below.

Reason for Termination of Employment

Name of Officer and Nature or Payment	Voluntary By Executive $	Termination by Us Without Cause or Termination by Executive for Good Reason $	Cause $	Death $	Disability $	Termination by Us without Cause or Termination by Executive for Good Reason in Connection with a Change in Control $
Harry D. Madonna
Total cash payment (1)	-	2,213,353	-	-	-	2,213,353
Cost of continuation of benefits	-	84,322	-	-	-	84,322
Total	-	2,297,675	-	-	-	2,297,675

Andrew J. Logue
Total cash payment (2)	-	78,750	-	-	-	78,750
Cost of continuation of benefits	-	4,480	-	-	-	4,480
Total	-	83,230	-	-	-	83,230

Rhonda Costello
Total cash payment (2)	-	58,000	-	-	-	58,000
Cost of continuation of benefits	-	4,480	-	-	-	4,480
Total	-	62,480	-	-	-	62,480

(1)
Represents amounts payable in accordance with terms of employment agreement including a sum equal to three times base salary in effect immediately prior to termination plus reimbursement of certain excise taxes that may become payable in connection with such termination payments. Also includes $247,661, representing benefits payable under the deferred compensation plan, and $210,883, representing the present value of Mr. Madonna’s supplemental retirement benefits, or ten annual payments of $25,000 each, determined using a 4% discount rate.  In lieu of annual supplemental retirement benefit payments, Mr. Madonna may elect to receive an assignment of a life insurance policy, which had a cash surrender value of $226,403 at December 31, 2011. The amounts detailed above are payable within 30 days of a termination event.

(2)	Represents a continuation of base salary in effect at the time of termination for a period of three months.

Change in Control Provisions in Amended and Restated Stock Option Plan and Restricted Stock Plan.  The Plan provides that all outstanding stock options shall become immediately exercisable upon a change of control of the Company (as defined in the Plan).  The Plan also provides that upon a change of control of the Company, all restrictions on the transfer of restricted shares granted under the Plan which have not been forfeited prior to such date shall lapse.

Director Compensation

The following table sets forth information regarding compensation paid by the Company to its non-employee directors during 2011.

Director Compensation in 2011

Name	Fees Earned or Paid in Cash ($)	Option Awards (1), (2) ($)	Change in Value of Nonqualified Deferred Compensation Earnings (3) ($)	Total ($)
Robert J. Coleman	52,000	5,190	-	57,190
Theodore J. Flocco, Jr.	93,000	5,190	-	98,190
Neal I. Rodin (4)	45,500	5,190	-	50,690
Barry L. Spevak	72,250	5,190	(14,147)	63,293
Brian Tierney	19,500	-	-	19,500
Harris Wildstein Esq.	60,500	5,190	14,486	80,176

(1)
The amount shown is the aggregate fair value as of the grant date in accordance with FASB ASC Topic 718. See footnote (1) to the 2011 Summary Compensation Table for assumptions made in the valuation of option awards for financial statement reporting purposes.

(2)
Each director, with the exception of Mr. Tierney, received a grant of 3,000 options on February 2, 2011.  Each such option vests three years after the date of grant, subject to acceleration upon completion of a change in control.  The fair value as of the date of grant for each director was $5,190. As of December 31, 2011, the following directors had the following outstanding options: Mr. Coleman, 22,996; Mr. Flocco, 9,000; Mr. Rodin, 22,996; Mr. Spevak, 22,996; Mr. Tierney, 0; and Mr. Wildstein, 79,914.

(3)	Amounts shown represent the change in the value of deferred compensation account during 2011.
(4)	Mr. Rodin resigned as a director of the Company on February 21, 2012.

Employee directors receive no additional compensation for their service on the board.  During 2011, non-employee directors received a $9,000 quarterly retainer fee. The audit committee chair received an annual fee of $15,000 for serving as the chairman of the committee during 2011.  Each member of the audit committee received $1,500 for each committee meeting attended.  The chair of all other board committees received an annual fee of $3,000 for serving as a committee chairman during 2011 and each member of those committees received $1,000 for every committee meeting attended.

On February 2, 2011, we made annual grants of stock options to our non-employee directors, at the exercise price of $3.23 per share. Under the annual grant, we awarded options to purchase 3,000 shares of common stock to each of the non-employee directors.  The stock options described above vest in full on February 2, 2014. Certain non-employee directors, namely Messrs. Spevak and Wildstein, are also eligible to participate in the deferred compensation plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with related persons

The Bank has made, and expects to continue to make in the future, loans to directors and executive officers of the Company and the Bank, and to their family members, and to firms, corporations, and other entities in which they and their family members maintain interests. None of such loans are, as of the date of the Annual Report on Form 10-K, or were at December 31, 2011 or December 31, 2010, nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of  business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

Prior to January 31, 2005, First Bank of Delaware was a wholly owned subsidiary of the Company.  In January 2005, First Bank of Delaware was spun off from the Company.  Two of the Company’s six directors, Messrs. Madonna and Wildstein, are and continue to be members of First Bank of Delaware’s board of directors. At the time First Bank of Delaware was spun off from the Company, the Bank and BSC Services Corporation, a wholly-owned subsidiary of First Bank of Delaware, entered into a number of agreements pursuant to which BSC Services Corporation provided support services to the Bank.  In December 2008, these agreements were terminated and the Company entered into similar agreements with First Bank of Delaware pursuant to which the Company would provide support services to First Bank of Delaware. The Company and First Bank of Delaware have substantially reduced all shared service arrangements.  The First Bank of Delaware reimbursed the Company $38,088 and $60,598 during 2011 and 2010, respectively, for the remaining services shared between the two organizations.

Vernon W. Hill, II is a beneficial owner of more than five percent of the Company’s outstanding common stock as a result of his current holdings of common stock and convertible trust preferred securities.  Accordingly, he and his wife are considered related persons. We are party to a consulting agreement with Mr. Hill, pursuant to which he received $250,000 on an annual basis for services rendered during 2011 and 2010.

In addition, we paid $83,000 and $195,000 during 2011 and 2010, respectively, to InterArch Design, Inc., a company that is wholly-owned by Mr. Hill’s wife, for marketing support, website design, architectural, and interior design services. A significant portion of the fees paid during 2010 were related to one-time marketing efforts associated with rebranding to the name Republic Bank.

Review, approval or ratification of transactions with related persons

All transactions, including arrangements and relationships, with related persons that are required to be disclosed pursuant to Item 404 of Securities and Exchange Commission Regulation S-K are approved by our board of directors.  Extensions of credit to insiders, including related persons, are made pursuant to a written policy designed to ensure compliance with Federal Reserve Board Regulation O, the primary federal banking regulation which governs extensions of credit to insiders, and is applicable to the Bank.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The text of the Company’s code of ethics is available on the Company’s website at www.myrepublicbank.com.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011 was the firm of ParenteBeard LLC (“ParenteBeard”).  The audit committee selected ParenteBeard as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.  Although the Company is not required to do so, the Company believes that it is appropriate for it to request shareholder ratification of the appointment of ParenteBeard as its independent registered public accounting firm for the fiscal year ending December 31, 2012. If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment, but it will not be required to and may not change the appointment of the Company’s independent registered public accounting firm. In addition, even if the shareholders ratify the selection of ParenteBeard, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the audit committee determines that a change is in the best interest of the Company.

The Company has been advised that representatives of ParenteBeard will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees for professional services rendered for us by ParenteBeard for the fiscal years ended December 31, 2011 and 2010 were:

Fee Category	2011 Fees	2010 Fees
Audit Fees (1)	$216,240	$198,677
Audit-Related Fees (2)	24,996	91,317
Tax Fees (3)	19,963	36,301
All Other Fees (4)	24,000	—
Total Fees	$285,199	$326,295

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by ParenteBeard, LLC in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  Includes fees for services related to the employee benefit plan audit, due diligence related to a capital raise, and other attest services not required by statute or regulation.

(3)
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance, tax audit defense, customs and duties, and mergers and acquisitions.

(4)	All Other Fees consist of fees billed for products and services provided by the independent registered public accounting firm, other than those services described above.

The audit committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates.  The audit committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their auditors’ work.  During the course of the year, the chairman of the audit committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process.  The chairman reports any interim pre-approvals at the following quarterly meeting.  At each of the meetings, management and the Company’s independent auditors update the audit committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. All of the audit and non-audit services performed by ParenteBeard for the Company in fiscal years 2010 and 2011 and described above were pre-approved by the audit committee in accordance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.  Based on the Company’s review of the copies of the reports filed by such persons and written representations, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2011 through December 31, 2011 were made on a timely basis with the exception of (i) Neil I. Rodin and each Executive Officer and Director, as listed on the Security Ownership of Certain Beneficial Owners and Management, with the exception of Brian P. Tierney, did not timely report on a Form 4 the receipt of a stock option award and (ii) Mr. Tierney did not timely file a Form 3.  Subsequent to December 31, 2011, Mr. Tierney did not timely report a Form 4 related to three open market purchase transactions.

OTHER MATTERS

The Company is not presently aware of any matters (other than procedural matters) that will be brought before the annual meeting which are not reflected in the attached Notice of Annual Meeting of Shareholders. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the annual meeting: (i) matters which the Company did not receive notice by November 29, 2011; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the annual meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2013 ANNUAL MEETING

Any shareholder who intends to present a proposal for consideration at the Company’s 2013 Annual Meeting of Shareholders must submit her or his proposal to the Company no later than November 28, 2012, in order to have the Company consider the inclusion of such proposal in the Company’s 2013 proxy statement relating to the 2013 Annual Meeting. Reference is made to SEC Rule 14a-8 for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Any shareholder who intends to present a proposal for consideration at the Company’s 2013 Annual Meeting of Shareholders must deliver written notice of any proposed director nomination or other proposal for consideration at the Company’s 2013 Annual Meeting of Stockholders to the Corporate Secretary no later than November 28, 2012, pursuant to the Company’s advance notice by-law.  This requirement is separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

Nominations for election to the board of directors at the 2013 Annual Meeting may be made only in writing by a shareholder entitled to vote at the 2013 Annual Meeting of Shareholders. Such nominations must be addressed as follows:  Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102.  Nominations for the 2013 Annual Meeting must be received by the Corporate Secretary no later than November 28, 2012, and must be accompanied by the following information: (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated or intended to be nominated by the board; and (v) the consent of each nominee to serve as a director of the Company if so elected.  The Chairman of any meeting of shareholders held to elect directors and the board of directors may refuse to recognize the nomination of any person not made in compliance with such provisions.

REPORTS AND OTHER DOCUMENTS

Annual Report

A copy of the Company’s 2011 Annual Report to Shareholders accompanies this proxy statement.  On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of common stock at the close of business on March 21, 2012, the record date for the annual meeting, or to any person who subsequently becomes such a record holder or beneficial owner.  Additionally, our proxy statement, annual report to shareholders, and proxy card are available on the internet at http://www.cfpproxy.com/5412.  Requests for copies should be directed to Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, (215) 735-4422, extension 5251.

Security Holders Sharing an Address

Only one copy of this proxy statement and the accompanying 2011 Annual Report to Shareholders and Form 10-K are being delivered to multiple shareholders sharing an address unless the Company has previously received contrary instructions from one or more of such shareholders.  On written or oral request to Kemma Brown, Corporate Secretary, Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, (215) 735-4422, extension 5251, the Company will deliver promptly a separate copy of this proxy statement and the accompanying 2011 Annual Report to Shareholders and Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered.  Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of our proxy statements and annual reports should provide written or oral notice to the Corporate Secretary at the address and telephone number set forth above.

IT IS IMPORTANT THAT YOU VOTE PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR VOTE BY TELEPHONE OR BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors
Corporate Secretary

Philadelphia, Pennsylvania
March 27, 2012

REVOCABLE PROXY
REPUBLIC FIRST BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF REPUBLIC FIRST BANCORP, INC.
The undersigned hereby appoints Rhonda S. Costello and Andrew J. Logue, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the 2012 annual meeting of shareholders of Republic First Bancorp, Inc. to be held on May 1, 2012, and at any adjournment of postponement thereof, and to vote all of the shares of Republic First Bancorp, Inc. common stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees and for the ratification of the appointment of ParenteBeard LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

By executing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting scheduled to be held on May 1, 2012, the Proxy Statement and Republic First Bancorp, Inc.'s 2011 Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE
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REPUBLIC FIRST BANCORP, INC. — ANNUAL MEETING,  MAY 1, 2012

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/5412

You can vote in one of three ways:
1.  Call toll free 1-866-273-7490 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or
2.  Via the Internet at http://www.rtcoproxy.com/frbk and follow the instructions.

or

3.  Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY REPUBLIC FIRST BANCORP, INC.	ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 1, 2012

1. Election of two Class II Directors of Republic First Bancorp, Inc., to hold office until the 2015 annual meeting of shareholders and until their successors are elected and qualified.	For [ ]	With-hold [ ]	2. Ratification of the appointment of ParenteBeard LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.	For [ ]	Against [ ]	Abstain [ ]

(01) Robert J. Coleman (02) Harris Wildstein

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "Withhold" and write that nominee(s') name(s) or number(s) in the space provided below.			Mark here if you plan to attend the meeting		[ ]
			Mark here for address change and note change		[ ]

Please be sure to date and sign this proxy card in the box below.	Date

Sign Above	Co-holder (if any) sign above
Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign. If a corporation, partnership or other entity, please sign full corporate partnership or entity name by authorized officer or person.
IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW
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FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 1, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to	anytime prior to
3:00 a.m., May 1, 2012: 1-866-273-7490	3:00 a.m., May 1, 2012 go to http://www.rtcoproxy.com/frbk

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/5412

Your vote is important!